Exhibit 21.1

List of Subsidiaries
As of March 31, 2023

Name	Jurisdiction
8x8 International Holdings Co.	Delaware
LeChat, Inc.	Delaware
8x8 Romania Holdings, LLC	Delaware
Optoriot Asia Holdings, Inc.	Delaware
8x8 International, Inc.	Canada
8x8 International Pty Ltd.	Australia
8x8 UK Limited	United Kingdom
API Telecom Limited	United Kingdom
8x8 International SRL	Romania
8x8 Japan GK	Japan
8x8 Servicios Mexico, S.R.L. de C.V.	Mexico
Blue Magpie	China
8x8 International Pte. Ltd.	Singapore
PT Wavecell Solutions Indonesia	Indonesia
Wavecell Inc.	Philippines
Wavecell Limited	Thailand
Vietnam Innovation Lab Company Limited	Vietnam
WVL Company Limited	Vietnam
8x8 India Private Ltd.	India
Fuze, Inc.	Delaware
Fuze Australia Pty Limited	Australia
Fuze Europe B.V.	Netherlands
Fuze Canada Inc.	Canada
Fuze Switerland Sárl	Switzerland
Fuze Europe (UK) Limited	United Kingdom
Fuze Europe GmbH	Germany
Thinking Phone Networks EOOD	Bulgaria